                                                                    EXHIBIT 3.51

                         CERTIFICATE OF INCORPORATION

                                      OF

                             PHR ACQUISITION CORP.


                                   ARTICLE I

                              NAME OF CORPORATION

                       The name of this corporation is:

                             PHR ACQUISITION CORP.

                                  ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington 19805, County of New Castle and the name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE III

                                    PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

                           AUTHORIZED CAPITAL STOCK

     The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).

                                   ARTICLE V

                                 INCORPORATOR

     The name and mailing address of the incorporator of the corporation is:

          Lisa Harding

          c/o National Corporate Research, LTD.

          9 East Loockerman Street

          Dover, Delaware 19901

                                  ARTICLE VI

                         BOARD POWER REGARDING BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

                                  ARTICLE VII

                             ELECTION OF DIRECTORS

     Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                 ARTICLE VIII

                       LIMITATION OF DIRECTOR LIABILITY

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article VIII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this
Article VIII at the time of such repeal or modification.

                                  ARTICLE IX

                                CORPORATE POWER

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE X

                      CREDITOR COMPROMISE OR ARRANGEMENT

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated:  May 7, 1997

                                    /s/ Lisa Harding
                                    ------------------------------

                                    Lisa Harding, Incorporator

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                             PHR ACQUISITION CORP.

                           (a Delaware corporation)


     David C. McMurtry hereby certifies as follows:

     FIRST: He is the President of PHR Acquisition Corp., a Delaware corporation (the "Corporation").

     SECOND: Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

     "The name of this corporation is:

     PHR Environmental Consultants, Inc."

     THIRD: The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly approved by the sole stockholder of the Corporation by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David C. McMurtry, its President, as of the 9th day of May, 1997.


                                    /s/ David C. McMurtry
                                    -------------------------------------
                                    David C. McMurtry, President